EXHIBIT 99.1

Rush Enterprises, Inc. Reports Third Quarter Results

  Revenues of $1.096 billion and net income of $14.9 million
  Used truck over-supply negatively impacting new truck sales
  Medium-duty results impacted by timing of deliveries and competitive market

SAN ANTONIO, Texas, Oct. 26, 2016 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended September 30, 2016, the Company achieved revenues of $1.096 billion and net income of $14.9 million, or $0.37 per diluted share, compared with revenues of $1.294 billion and net income of $19.9 million, or $0.48 per diluted share, in the quarter ended September 30, 2015.

"A sluggish energy sector, choppy freight environment, excess Class 8 fleet vehicle capacity, and low used truck values continued to negatively impact our new and used Class 8 truck sales and parts and service revenues in the third quarter," said W. M. "Rusty" Rush, Chairman, President and Chief Executive Officer of Rush Enterprises, Inc.

"We are seeing a positive impact from our broad-reaching expense reductions implemented earlier this year and will remain diligent in controlling expenses.  We continue to invest in our strategic initiatives ranging from all-makes parts to vehicle technologies.”

"I would like to recognize all of our employees for their efforts to provide superior customer service this quarter, while carefully managing costs throughout our organization.”

Operations

Aftermarket Solutions
Aftermarket services accounted for approximately 67.0% of the Company's total gross profits, with parts, service and body shop revenues down 6.7% as compared to the third quarter of 2015.  The Company achieved a quarterly absorption ratio of 112.6% in the third quarter of 2016.

"This quarter, continued softness in the energy sector negatively impacted our aftermarket revenues, particularly in our operations in the south central part of the country," explained Rush.  "Additionally, the consolidation of several of our truck centers earlier this year has also impacted parts and service revenues when compared to the third quarter of 2015.  On a positive note, we are seeing some increased aftermarket activity on both coasts where construction remains strong.”

"We expect parts, service and body shop sales in the fourth quarter to remain fairly consistent with sales in the third quarter after factoring in the seasonal decline we typically experience during that quarter," Rush said.

"We continue to make progress on initiatives related to all-makes parts and service technology.  While still in the early stages of these initiatives, the market is responding positively to our efforts,” added Rush.  “Customers are gaining an understanding of how our all makes parts offerings and service technologies benefit their businesses.”

“We expect to see more significant financial results from these initiatives beginning in 2017,” Rush said.  “We will continue to carefully manage operating expenses and pursue opportunities for aftermarket business.”

Truck Sales
U.S. Class 8 retail sales were 46,373 units in the third quarter, down 31% over the same time period last year, according to ACT Research.  Rush’s Class 8 sales were consistent with industry activity, decreasing 31.5% as compared to the third quarter of 2015 and accounting for 6.5% of the U.S. Class 8 truck market.  ACT Research forecasts U.S. retail sales for Class 8 vehicles to be 201,000 units in 2016, a 20.5% decrease compared to 2015.

"Our Class 8 new truck sales continue to be impacted by significantly reduced demand from several large fleet customers and from challenges in the Class 8 truck market," Rush said.  “We are seeing hesitation from customers due to a choppy freight environment and general economic uncertainty.  That said, construction and refuse activity remains solid, and we are focused on gaining incremental sales from new customers despite tough market conditions.  In the fourth quarter, we expect our new Class 8 truck sales to be down slightly compared to the third quarter," Rush said.

For 2017, ACT Research currently forecasts U.S. Class 8 retail sales to be 154,000 units, down 23.4% compared to this year.  "Looking forward, we believe these forecasts to be accurate given the average age of Class 8 fleet vehicles and the challenging used truck market conditions," said Rush.

“Fleets, dealers and manufacturers are all dealing with an over-supply of used trucks and attempting to balance excess inventory with today’s market pricing.  Our used truck inventory is as low as it has been in several years, and we believe we are well positioned for the current market dynamics and to support new truck sales.  We expect to continue to aggressively move inventory, even with market pressures on pricing and trade-in values.  In the fourth quarter, we expect used truck margins to remain below historical averages,” Rush continued.

Rush’s Class 4 through 7 medium-duty sales decreased 14.5% from the third quarter of 2015, accounting for 4.4% of the total U.S. market in the third quarter of 2016.  U.S. Class 4 through 7 retail sales were 56,499 units in the third quarter, which was flat compared to the third quarter of 2015.

"Our medium-duty truck sales were down somewhat compared to the third quarter of 2015, but our overall medium-duty performance remains solid," said Rush.  "Construction is still a significant driver of medium-duty business, and we are seeing increased construction-related demand throughout the country, particularly in Texas and the Southeast.  With the continued decline in Class 8 sales activity, the market for medium-duty sales has grown even more competitive.  However, our ability to stock a variety of bodied-up medium-duty trucks continues to allow us to meet a wider range of our customers' immediate needs.”

ACT Research currently forecasts U.S. retail sales for Class 4 through 7 vehicles to reach 231,400 units in 2016 and 233,100 units in 2017.  "In the fourth quarter, we expect our medium-duty truck sales to be consistent with our third quarter results," Rush said.

Financial Highlights

In the third quarter of 2016, the Company’s gross revenues totaled $1.096 billion, a 15.3% decrease from gross revenues of $1.294 billion reported for the quarter ended September 30, 2015.  Net income for the quarter was $14.9 million, or $0.37 per diluted share, compared to net income of $19.9 million, or $0.48 per diluted share, in the quarter ended September 30, 2015.

Parts, service and body shop revenues were $336.5 million in the third quarter of 2016, compared to $360.7 million in the third quarter of 2015.  The Company delivered 3,024 new heavy-duty trucks, 2,469 new medium-duty commercial vehicles, 523 new light-duty commercial vehicles and 1,795 used commercial vehicles during the third quarter of 2016, compared to 4,412 new heavy-duty trucks, 2,889 new medium-duty commercial vehicles, 312 new light-duty commercial vehicles and 2,169 used commercial vehicles during the third quarter of 2015.

During the third quarter of 2016, the Company repurchased $13 million of its common stock and ended the quarter with $91.6 million in cash and cash equivalents.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Thursday, October 27, 2016, at 10 a.m. Eastern/9 a.m. Central.  The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), Conference ID 95483807 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until February 10, 2017.  Listen to the audio replay until November 3, 2016, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 95483807.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird.  They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental.  Rush Enterprises' operations also provide CNG fuel systems, telematics products, vehicle up-fitting, chrome accessories and tires.  For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts and demand for the Company’s services are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$91,698	$64,847
Accounts receivable, net	147,516	156,977
Note receivable affiliate	11,512	10,611
Inventories, net	911,669	1,061,198
Prepaid expenses and other	8,790	32,953
Assets held for sale	15,676	–
Total current assets	1,186,861	1,326,586
Investments	6,231	6,650
Property and equipment, net	1,152,320	1,172,824
Goodwill, net	290,191	285,041
Other assets, net	59,892	60,907
Total assets	$2,695,495	$2,852,008

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$711,906	$854,758
Current maturities of long-term debt	132,671	151,024
Current maturities of capital lease obligations	14,409	14,691
Liabilities directly associated with assets held for sale	1,163	–
Trade accounts payable	109,957	120,255
Customer deposits	15,878	22,438
Accrued expenses	90,462	83,871
Total current liabilities	1,076,446	1,247,037
Long-term debt, net of current maturities	494,550	496,731
Capital lease obligations, net of current maturities	71,979	69,074
Other long-term liabilities	6,996	5,282
Deferred income taxes, net	192,354	188,987
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2016 and 2015	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 29,780,999 class A shares and 9,621,714 class B shares outstanding in 2016; and 30,303,818 class A shares and 10,093,305 class B shares outstanding in 2015	436	430
Additional paid-in capital	301,732	288,294
Treasury stock, at cost: 934,171 class A shares and 3,274,224 class B shares in 2016; and 2,616,657 class B shares in 2015	(76,650)	(43,368)
Retained earnings	627,938	599,846
Accumulated other comprehensive loss, net of tax	(286)	(305)
Total shareholders’ equity	853,170	844,897
Total liabilities and shareholders’ equity	$2,695,495	$2,852,008

RUSH ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues:
New and used commercial vehicle sales	$698,838	$872,106	$2,004,236	$2,590,178
Parts and service sales	336,459	360,711	1,007,063	1,051,001
Lease and rental	52,452	50,545	155,491	147,634
Finance and insurance	4,870	6,164	14,206	16,373
Other	3,422	4,550	12,347	12,728
Total revenue	1,096,041	1,294,076	3,193,343	3,817,914
Cost of products sold:
New and used commercial vehicle sales	653,992	813,178	1,868,983	2,413,712
Parts and service sales	214,916	227,775	642,678	664,697
Lease and rental	45,817	45,115	136,618	130,242
Total cost of products sold	914,725	1,086,068	2,648,279	3,208,651
Gross profit	181,316	208,008	545,064	609,263
Selling, general and administrative expense	142,280	160,776	450,812	474,712
Depreciation and amortization expense	13,014	11,228	38,482	32,051
Gain (loss) on sale of assets	1,566	26	1,571	(581)
Operating income	27,588	36,030	57,341	101,919
Interest expense, net	3,285	3,568	11,287	10,107
Income before taxes	24,303	32,462	46,054	91,812
Provision for income taxes	9,423	12,579	17,962	35,572
Net income	$14,880	$19,883	$28,092	56,240

Earnings per common share:
Basic	$ .38	$ .49	$ .70	$1.40
Diluted	$ .37	$ .48	$ .69	$1.37

Weighted average shares outstanding:
Basic	39,617	40,361	40,138	40,235
Diluted	40,274	41,136	40,698	41,065

Comprehensive income	$14,889	$19,883	$28,111	$56,395

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables.  The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods.  Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures.  Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	September 30, 2016	September 30, 2015
New heavy-duty vehicles	$411,238	$553,536
New medium-duty vehicles (including bus sales revenue)	187,231	209,926
New light-duty vehicles	20,380	15,981
Used vehicles	74,628	90,245
Other vehicles	5,361	2,418

Absorption Ratio	112.6%	116.2%

Absorption Ratio
Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance.  Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory.  When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2016	September 30, 2015
Floor plan notes payable	$711,906	$921,560
Current maturities of long-term debt	132,671	129,772
Current maturities of capital lease obligations	14,409	14,371
Liabilities directly associated with asset held for sale	1,163	5,440
Long-term debt, net of current maturities	494,550	452,550
Capital lease obligations, net of current maturities	71,979	63,629
Total Debt (GAAP)	1,426,678	1,587,322
Adjustments:
Debt related to lease & rental fleet	(600,586)	(585,184)
Floor plan notes payable	(711,906)	(921,560)
Adjusted Total Debt (Non-GAAP)	114,186	80,578
Adjustment:
Cash and cash equivalents	(91,698)	(64,918)
Adjusted Net Debt (Non-GAAP)	$22,488	$15,660

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet.  The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2016	September 30, 2015
Net Income (GAAP)	$37,905	$80,867
Provision for income taxes	24,140	51,155
Interest expense	14,653	12,942
Depreciation and amortization	50,290	45,354
(Gain) loss on sale of assets	(1,608)	539
EBITDA (Non-GAAP)	125,380	190,857
Adjustment:
Interest expense associated with FPNP	(12,872)	(11,870)
Restructuring and impairment charges	8,930	−
Adjusted EBITDA (Non-GAAP)	$121,438	$178,987

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results.  The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding   operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis.  Management recorded a charge to selling, general and administrative expense during the first quarter and second quarter of 2016 related to the closing of certain dealerships and the disposition of excess real estate.  Management believes adding back this charge to EBITDA provides both the investors and management with supplemental information regarding the Company’s core operating results. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2016	September 30, 2015
Net cash provided by operations (GAAP)	$514,543	$99,791
Acquisition of property and equipment	(277,125)	(328,867)
Free cash flow (Non-GAAP)	237,418	(229,076)
Adjustments:
Draws (payments) on floor plan financing, net	(205,716)	200,729
Proceeds from L&RFD	150,685	176,314
Debt proceeds related to business acquisitions	─	(5,645)
Principal payments on L&RFD	(161,762)	(128,489)
Non-maintenance capital expenditures	74,834	116,327
Adjusted Free Cash Flow (Non-GAAP)	$95,459	$130,160

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business.  Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities.  For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business.  “Free Cash Flow” and “Adjusted Free Cash Flow” provides management with supplemental information regarding the Company’s cash flows from operating activities and assists investors in performing analysis that is consistent with the financial models developed by Company management. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2016	September 30, 2015
Total Shareholders' equity (GAAP)	$853,170	$832,180
Adjusted net debt (Non-GAAP)	22,488	15,660
Adjusted Invested Capital (Non-GAAP)	$875,658	$847,840

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital.  For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation.  The Company believes this approach provides management with supplemental information regarding the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, total shareholders’ equity, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Contact:
Rush Enterprises, Inc., San Antonio
Steven L. Keller, 830-302-5226